[Letterhead of GOODWIN, PROCTER & HOAR LLP
                   Counsellors at Law
                     Exchange Place
            Boston, Massachusetts 02109-2881]

                                 August 26, 1997

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, D.C.  20549


         Re: Rule 24f-2 Notice for State Street Research Equity Trust Securities Act File No. 33-4296
                  Investment Company Act File No. 811-4624
                  --------------------------------------------------------


Ladies and Gentlemen:

         As counsel to State Street Research Equity Trust (the "Registrant"), we have been requested to render this opinion in connection with the filing by the Registrant of a Rule 24f-2 Notice on Form 24F-2 with respect to its fiscal year ended June 30, 1997.

         Reference is made to Item 10 of such Notice wherein the Registrant reports the number of shares (the "Shares") representing interests in State Street Research Capital Appreciation Fund, State Street Research Equity Income Fund, State Street Research Equity Investment Fund and State Street Research Global Resources Fund, each a series of the Registrant, sold during the fiscal year ended June 30, 1997 in reliance upon Rule 24f-2 under the Investment Company Act of 1940, as amended.

         We have examined the Registrant=s First Amended and Restated Master Trust Agreement dated June 1, 1993, as amended, the By-Laws of the Registrant, as amended, the Rule 24f-2 Notice of the Registrant dated August 26, 1997, certain resolutions adopted by the Trustees of the Registrant, and such other documents as we deemed necessary for purposes of this opinion.

         We have made such examination of Massachusetts law as in our judgment is necessary and appropriate for the purposes of this opinion. Members of this firm are admitted to practice in the Commonwealth of Massachusetts and certain other jurisdictions; however, we render no opinion herein with respect to the laws of any jurisdiction other than the Commonwealth of Massachusetts.

         Anything in this opinion to the contrary notwithstanding, we render or imply no opinion with respect to compliance with any applicable securities or anti-fraud statutes, rules,


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Securities and Exchange Commission
August 26, 1997
Page 2


regulations or other similar laws of any state (including Massachusetts) or the United States of America.

         Based upon the foregoing, and assuming that all of the Shares were sold, issued and paid for in accordance with the terms of the applicable Prospectus and Statement of Additional Information contained in the Registrant's Registration Statement on Form N-1A in effect at the time of sale, in our opinion the Shares were legally issued and fully paid and non-assessable by the Registrant.

                                       Very truly yours,

                                       /s/ Goodwin, Procter & Hoar LLP

                                       GOODWIN, PROCTER & HOAR  LLP